CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We hereby consent to the use in Form 10-KSB of our reports, dated August 15, 2002 (except for Note I for which the date is July 17, 2003), relating to the financial statements of Protalex, Inc. We also consent to the reference to our Firm under the caption "Experts".



Atkinson & Co., Ltd
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Atkinson & Co., Ltd.
Albuquerque, New Mexico
July 17, 2003